EXPENSE LIMITATION AGREEMENT

        THIS EXPENSE LIMITATION AGREEMENT is made as of the 31st day of December, 1999 by and between BT INSTITUTIONAL FUNDS, a Massachusetts Business trust (the "Trust"), CASH MANAGEMENT PORTFOLIO, TREASURY MONEY PORTFOLIO, EQUITY 500 INDEX PORTFOLIO and BT INVESTMENT PORTFOLIOS, each a New York trust (each a "Portfolio Trust"), and BANKERS TRUST COMPANY, a New York corporation (the "Adviser"), with respect to the following:

        WHEREAS, the Adviser serves as BT Institutional Funds' Investment Adviser pursuant to an Investment Advisory Agreement dated June 4, 1999, the Adviser serves as Investment Adviser to Cash Management Portfolio and Treasury Money Portfolio pursuant to Investment Advisory Agreements dated June 4, 1999; the Adviser serves as Investment Adviser to Equity 500 Index Portfolio pursuant to an Investment Advisory Agreement dated June 4, 1999, the Adviser serves as BT Investment Portfolio's Investment Adviser pursuant to an Investment Advisory Agreement dated June 4, 1999, and each as re-approved thereafter, and the Adviser serves as the Trust's Administrator pursuant to an Administration and Services Agreement dated October 28, 1992, as amended, (collectively, the "Agreements"); and

        NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1. The Adviser agrees to waive its fees and reimburse expenses for a period from December 31, 1999 to April 30, 2001 to the extent necessary so that each Fund's total annual operating expenses do not exceed the percentage of average daily net assets set forth on Exhibit A.

2. Upon the termination of the Investment Advisory Agreement or the Administration Agreement, this Agreement shall automatically terminate.

3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940 (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Massachusetts.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

                                                  ON BEHALF OF THE TRUST AND
                                                  PORTFOLIO TRUSTS LISTED BELOW:


                                                    BT INSTITUTIONAL FUNDS
                                                    CASH MANAGEMENT PORTFOLIO
                                                    TREASURY MONEY PORTFOLIO
                                                    EQUITY 500 INDEX PORTFOLIO
                                                    BT INVESTMENT PORTFOLIOS

Attest:         /s/ Amy M. Olmert             By:   /s/ Daniel O. Hirsch
Name:           Amy M. Olmert                       Name: Daniel O. Hirsch
                                                    Title: Secretary

                                                    BANKERS TRUST COMPANY

Attest:         /s/ Amy M. Olmert             By:   /s/ Ross Youngman
Name:           Amy M. Olmert                       Name:  Ross Youngman
                                                    Title: Managing Director

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                                    EXHIBIT A

                                   Total Fund Operating Expenses
Fund                               (as a percentage of average daily net assets)
----                               ---------------------------------------------

Institutional Cash Management Fund                    0.23%
Institutional Cash Reserves Fund                      0.18%
Institutional Treasury Money Fund                     0.75%
Institutional Liquid Assets Fund                      0.16%
Institutional Treasury Assets Fund                    0.25%
Institutional Equity 500 Index Fund                   0.10%